Exhibit 10.4
Allegro Microsystems, Inc.
955 Perimeter Road
Manchester, New Hampshire 03103

November 23, 2021

PERSONAL & CONFIDENTIAL
BY EMAIL (Chris.Brown@Allegromicro.com)

Christopher Brown
102 Ellicott St
Needham, MA 02492

RE: Separation Agreement and General Release

Dear Chris:

This letter outlines the terms of your separation from employment with Allegro MicroSystems, Inc. (the "Company"), as of December 17, 2021. On your last day of employment, the Company will pay all compensation due to you from the Company through your last day. The Company will also reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company's behalf through your separation from employment, after the Company's timely receipt of appropriate documentation under the Company's business expense reimbursement policy. Health coverage will end for you and any dependents at midnight on December 17, 2021. However, you may elect to continue to receive health coverage pursuant to the requirements under COBRA. You will also receive the vested portion of any outstanding equity awards that were previously granted to you under the Company's 2020 Omnibus Incentive Compensation Plan ("Equity Plan"), as described in more detail in Paragraph 2(c)(I). The compensation, benefits and equity described in this paragraph will be paid to you irrespective of whether you sign the Agreement, as defined below.

The remainder of this letter confirms our mutual understanding regarding the terms and conditions of your transition of employment from the Company and outlines your separation benefits, which are subject to your execution and non-revocation of this agreement and general release ("Agreement").

1.Separation Date. Provided you sign this Agreement and Exhibit A and otherwise comply with the Agreement's terms, your employment with the Company will end on December 17, 2021 ("Separation Date"). The Company will continue to pay your base salary, less applicable withholdings, in accordance with its usual payroll practices, through your Separation Date. You acknowledge and understand that nothing in this Agreement alters the at-will nature of your employment. During your remaining employment with the Company, you are expected to continue to comply with all Company policies and rules. Any violation of such policies and rules before the Separation Date may result in your immediate termination, and in such event, you will not be eligible to sign Exhibit A and receive the benefits provided in Paragraph 2.

2.Severance Benefits. You will be entitled to the benefits described in Paragraphs 2(a)-(c) ("Severance Benefits"), provided you satisfy each of the following conditions ("Severance Conditions"): (A) the timely execution of this Agreement, which must be executed and returned on or before the Separation Date, and the release attached as Exhibit A, which must be executed and returned upon the close of business on the Separation Date; (B) the expiration of the seven-day revocation periods provided in this Agreement and in Exhibit A, without revocation by you; (C) your continued compliance with this Agreement; (D) your continued compliance with the existing restrictive covenants between you and the Company (specifically including Paragraph 13 of the 2020 Omnibus Incentive Compensation Plan Restricted Stock Unit Agreement); (E) and your continued cooperation with the Company to implement the Transition Plan (as defined in Paragraph 9). As consideration, the Company agrees to provide:

a)Severance Payment. A single, lump-sum severance payment in the amount of $681,932.00, less all applicable deductions and withholdings, which is comprised of: (i) an amount equal to 100% of your annual base salary and 100% of your target bonus for the 2022 fiscal year under the Company's annual bonus plan ("Target Bonus"); plus (ii) an amount equal to the prorated portion of your annual bonus for the 2022 fiscal year under the Company's annual bonus plan, determined by multiplying your Target Bonus on the Separation Date by a ratio equal to the number of completed days of employment in the fiscal year prior to and including the Separation Date, divided by the total number of days in such fiscal year. Provided the Severance Conditions have been satisfied, the Company will pay you the severance payment within thirty days following the Separation Date.

b)COBRA Benefit. For the eighteen-month period immediately following your Separation Date ("Subsidy Period"), provided that you are eligible for and timely elect COBRA, you will be eligible to continue health insurance benefits for you, your spouse and any dependents (including medical, dental and vision, as applicable), at the level in effect on your Separation Date and at no cost to you ("COBRA Benefit"). The Company will pay for the full cost of the COBRA Benefit during the Subsidy Period. Notwithstanding the foregoing, the Company's payment of the COBRA Benefit will cease immediately upon the earlier of: (A) the date you cease to be eligible for COBRA for any reason; (B) the date you become covered under another group health plan; or (C) the conclusion of the Subsidy Period. Consistent with the requirements of COBRA and to the extent you are still eligible for COBRA following the Subsidy Period, you will be eligible to continue COBRA benefits at the full cost of COBRA. You agree to promptly notify the Company upon the occurrence of an event described in (A) or (B) above. The COBRA health care continuation coverage period under section 4980B of the Code will run concurrently with the Coverage Period. The COBRA Benefit paid by the Company during the Subsidy Period will be treated as taxable income.

c)Equity Grants.

i.As of the Separation Date, you will have outstanding equity awards that were previously granted to you under the Equity Plan, including (i) performance-based restricted stock units ("PSUs"); (ii) time-based restricted stock units ("RSUs"), which vest in equal annual installments over four years; and (iii) RSUs, which vest in a single installment. Your separation from employment will be treated as a "termination without Cause," where applicable, and your vested RSUs and PSUs will be distributed in accordance with the terms of each respective grant agreement and your unvested RSUs and PSUs will be forfeited.

ii.As of the Separation Date, you hold unvested common shares ("Shares") that were converted from the pre-IPO Class L Shares ("L Share Award"). The Company will vest additional unvested shares of your L Share Award on a pro-rata basis as if you were employed from the Separation Date through the one-year anniversary thereof. Provided the Severance Conditions have been satisfied, the Shares will be issued to you as soon as administratively practicable following your Separation Date.

iii.The Company will also grant you a one-time special RSU award ("New RSUs") that will provide the equivalent of additional pro-rata vesting for certain RSUs and PSUs that would othe1wise be forfeited. Such additional vesting will be calculated through the one-year anniversary of your Separation Date. The New RSUs will contain restrictive covenants consistent with the Company's standard employee grant agreements and will vest on the Separation Date.

3.Release.

a)In consideration for the Severance Benefits, to the fullest extent permitted by law, you waive, release, and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates and each of its and their respective past and current directors, officers, trustees, employees, representatives, agents, employee benefit plans and such plans' administrators, fiduciaries, trustees, recordkeepers, and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively, the "Releasees") from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys' fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based on or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, arising out of or relating in any way to your employment relationship with the Releasees or other associations with the Releasees or any termination thereof. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based on or arising under any federal, state, or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment ("ADEA''), the Older Workers' Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act ("ERISA") (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans with Disabilities Act, the Family and Medical Leave Act of 1993; the New Hampshire Law Against Discrimination, New Hampshire Whistleblowers' Protection Act, New Hampshire Minimum Wage Law, New Hampshire's Protective Legislation Law, New Hampshire Unemployment Compensation Prohibition Against Discrimination Law, New Hampshire's Uniform Trade Secrets Act, New Hampshire Safety and Health of Employees Law, Non-Compete and Non-Piracy Agreements section of the New Hampshire Protective Legislation Law, all as amended; the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts right of privacy law, the Massachusetts Wage Act (as further explained below), the Massachusetts Earned Sick Time law, the Massachusetts Minimum Fair Wage law, Massachusetts Law Prohibiting Unlawful Discrimination, Massachusetts Equal Pay Act, except for claims that cannot be waived related to inquiry or discussion of wages, Massachusetts Right to be Free from Sexual Harassment Law, Massachusetts Age Discrimination Law, Massachusetts Equal Rights for the Elderly and Disabled Law, Massachusetts False Claims Act, Massachusetts Family and Medical Leave Laws and Small Necessities Act, Massachusetts labor and industry privacy law, as well as any claim or right under your offer letter and/or employment agreement with the Company.

By signing this Agreement, you acknowledge that this waiver includes any claims against the Releasees under the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.

You also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Releasees to the fullest extent permitted by law. You agree that you may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action. You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. You are not waiving any right to challenge the validity of this

Paragraph on any grounds that may exist in law and equity. However, the Releasees reserve the right to attempt to enforce this Agreement, including this Paragraph in any appropriate forum.

b)Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers' compensation benefits (other than for retaliation under workers' compensation laws); (iii) any claim to vested benefits under the written terms of an employee benefit plan; (iv) any claim for indemnity you may have against the Company as a former officer and director of the Company; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the execution of this Agreement; (vii) any claim or right you may have under this Agreement; or (viii) any claim that is not otherwise able to be waived under applicable law.

In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 3(a), you are waiving any right to recover monetary damages or any other form of personal relief from the Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in Paragraph 3(a) above. To the extent you receive any such personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payment made pursuant to Paragraph 2 of this Agreement.

4.No Additional Entitlements. You agree and represent that other than as provided for in this Agreement, you have received all entitlements due from the Releasees relating to your employment with the Company, including, but not limited to, all wages earned, all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement. Additionally, the Company agrees not to contest any claim for unemployment benefits you may file; provided, however, that the Company may respond to any inquiry from the unemployment compensation board to the extent you make any allegations of wrongdoing by the Company.

5.Return of Property. Following your Separation Date, you agree to promptly return to the Company all of its property, including, but not limited to, computers, tablets, cell phones, files, documents, identification cards, access cards, credit cards, keys, equipment, software, and data, however stored.

6.Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization from the Company to engage in conduct protected by this Paragraph, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in ce1iain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(l) and 1833(b)(2), related to the repo1ting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

7.Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

8.Cooperation. You agree that upon the Company's reasonable notice to you, and a reasonable request, you will cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials, or other proceedings) with regard to matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. If cooperation is required under this Paragraph, you will be reimbursed for any reasonable travel expenses incurred in connection therewith.

9.Transition Plan. You agree that for a period of twelve months following the Separation Date, to the extent the Company deems necessary, you will cooperate in good faith with the Company to implement the transition of your former role with the Company to a new General Counsel ("Transition Plan").

10.Confidentiality of the Agreement. Except as permitted in Paragraphs 3 and 6 of this Agreement, or if otherwise required by law, you will not disclose the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than your attorneys, immediate family members, accountants, or financial advisors.

11.Protection of Confidential Information. Except as expressly permitted in Paragraphs 3 and 6 of this Agreement or if otherwise required by law, you agree to you abide by your Intellectual Property and Confidentiality Agreement, and will not, at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company ("Confidential Information") or use any such Confidential Information to the detriment of the Company, its parents, affiliates or subsidiaries, or to the benefit of any business or enterprise that competes with the Company, its parents, affiliates or subsidiaries. You further acknowledge and agree to abide by your obligations set forth in paragraph 13 of the 2020 Omnibus Incentive Compensation Plan Restricted Stock Unit Agreement ("RSU Agreement").

12.Non-Disparagement. Except as expressly permitted in Paragraphs 3 and 6 of this Agreement, or if otherwise required by law, you agree that you will not at any time make any written or verbal comments or statements of a defamatory or disparaging nature regarding the Releasees or their personnel or products, and you will not take any action that would cause the Releasees or their personnel or products any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute.

13.Acknowledgments. You hereby acknowledge that:

a)The Company advises you to consult with an attorney before signing this Agreement and Exhibit A;

b)You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;

c)You freely, voluntarily and knowingly entered into this Agreement after due consideration;

d)You have had a minimum of twenty-one days to review and consider this Agreement and Exhibit A;

e)If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the twenty-one day consideration period provided for in Paragraph 13(d) above has expired;

f)You agree that changes to the Company's offer contained in this Agreement and Exhibit A, whether material or immaterial, will not restart the twenty-one day consideration period provided for in Paragraph 13(d) above;

g)You have a right to revoke this Agreement and Exhibit A by notifying Joanne Valente, Vice President and Chief Human Resources Officer, in writing, via electronic mail (ivalcntc@allegromicro.com), within seven days of your execution of this Agreement and Exhibit A;

h)In exchange for your waivers, releases, and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits, and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit, or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases, and commitments set forth herein; and

14.Revocation by the Company. You agree that if you fail to execute or return the Agreement or Exhibit A within the dates provided, the promises and agreements made by the Company will be revoked.

15.Medicare Disclaimer. You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact a Company Human Resources Representative for further instruction.

16.Miscellaneous.

a)Entire Agreement. Except for the RSU Agreement and your Intellectual Property and Confidentiality Agreement, this Agreement and Exhibit A sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement and Exhibit A. In signing this Agreement, you are not relying upon any promises, inducements, or representations made by anyone at or on behalf of the Company, and you are not relying upon any such promises, inducements, or representations in entering into this Agreement other than those included in this Agreement and Exhibit A.

b)Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of Massachusetts, without giving effect to the principles of conflicts of law thereof.

c)Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

d)Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

e)Breach. You acknowledge that if you breach your commitments to the Company agreed upon in Paragraphs 2, 3, 5, 8, 9, 10, 11, or 12 you will forfeit the severance benefits set forth in Paragraph 2 and be subject to suit by the Company for damages and equitable relief relating to such breach. You further acknowledge that any breach by you of Paragraph 2, 3, 5, 8, 9, 10, 11, or 12 will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of your obligations hereunder.

f)Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

g)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

h)Taxes. You acknowledge and agree that the amounts described in Paragraph 2 of this Agreement are subject to applicable taxes and withholdings, and that the Releasees have not provided you with any advice or counsel with respect to the tax consequences of such amounts. You further acknowledge and agree that you are solely responsible, and shall indemnify and hold the Releasees harmless, for any and all taxes (excluding the employer portion of social security and Medicare taxes), including any penalty or excise taxes, that may result from your receipt of all amounts payable and benefits to be provided to you under this Agreement, and neither the Company nor any of its parents or affiliates makes or has made any representation, warranty or guarantee of any federal, state, or local tax consequences to you of your receipt of any payment or benefit hereunder, including, but not limited to, under section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"). For purposes of Section 409A, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. You acknowledge and agree that you shall not make any claim against the Releasees based on how the Company reports to the tax authorities amounts paid under this Agreement. In, addition, if the period for executing and not revoking the Agreement spans two tax years, payment will be made in the second tax year.

i)Effective Date. This Agreement shall become. immediately effective upon the expiration of the seven-day revocation period described above, provided you have not exercised your right to revoke.

If the above accurately states our agreement, including the separation and release, kindly sign below and return this Agreement to me via email (jvalente@allegromicro.com) by no later than December 17, 2021. We will sign the Agreement and return a copy to you. Please sign and return Exhibit A upon the close of business on December 17, 2021.

We sincerely wish you the best of luck in your future endeavors. If you have any questions, please do not hesitate to contact me.

Sincerely,

Allegro MicroSystems, Inc.

By: /s/ Joanne Valente
Joanne Valente
Vice President/CHRO
Date: 12/17/21

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

/s/ Christopher Brown
Christopher Brown
Date: 12/17/21

EXHIBIT A

SUPPLEMENTAL AGREEMENT AND GENERAL RELEASE

In exchange for the payments, benefits, and other consideration provided by Allegro MicroSystems, Inc. (the "Company") as set forth in the letter of agreement and general release dated November 23, 2021 (the "Agreement"), which I acknowledge and agree are just and sufficient consideration for the waivers, releases, and commitments set forth herein, I, Christopher Brown, hereby irrevocably and unconditionally agree to waive, release and forever discharge the Releasees (as defined in Paragraph 3 of the Agreement) from any and all claims legally capable of being waived, agreements, causes of action, attorneys' fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which I now have, ever have had, or may hereafter have, whether known or unknown to me, arising at any time up to the date of execution of Exhibit A, arising out of or relating in any way to my employment relationship with the Releasees or other associations with the Releasees or any te1mination thereof.

Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state, or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act ("ADEA''), the Older Workers' Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act ("BRISA") (including, but not limited to, claims for breach of fiduciary duty under BRISA), the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the New Hampshire Law Against Discrimination, New Hampshire Whistleblowers' Protection Act, New Hampshire Minimum Wage Law, New Hampshire's Protective Legislation Law, New Hampshire Unemployment Compensation Prohibition Against Discrimination Law, New Hampshire's Uniform Trade Secrets Act, New Hampshire Safety and Health of Employees Law, Non-Compete and Non-Piracy Agreements section of the New Hampshire Protective Legislation Law, all as amended; the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts right of privacy law, the Massachusetts Wage Act (as further explained below), the Massachusetts Earned Sick Time law, the Massachusetts Minimum Fair Wage law, Massachusetts Law Prohibiting Unlawful Discrimination, Massachusetts Equal Pay Act, except for claims that cannot be waived related to inquiry or discussion of wages, Massachusetts Right to be Free from Sexual Harassment Law, Massachusetts Age Discrimination Law, Massachusetts Equal Rights for the Elderly and Disabled Law, Massachusetts False Claims Act, Massachusetts Family and Medical Leave Laws and Small Necessities Act, Massachusetts labor and industry privacy law, as well as any claim or right under my offer letter and/or employment agreement with the Company.

By signing Exhibit A, I acknowledge that this waiver includes any claims against the Company under the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.

I also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Releasees to the fullest extent permitted by law. I agree that I may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action. I further agree that if I am included within a class action, collective action, or representative action, I will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. I am not waiving any right to challenge the validity of this Paragraph on any grounds that may exist in law and equity. However, the Releasees reserve the right to attempt to enforce this Agreement, including this Paragraph in any appropriate forum.

I agree and represent that other than as provided for in Exhibit A, I have received all entitlements due from the Company relating to my employment with the Company, including but not limited to, all wages earned, all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which I was eligible and entitled, and that no other entitlements are due to me other than as set forth in the Agreement and Exhibit A.

Notwithstanding the generality of the foregoing, I understand that nothing herein constitutes a release or waiver by me of, or prevents me from making or asserting: (i) any claim or right I may have under COBRA; (ii) any claim or right I may have for unemployment insurance or workers' compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during my employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of Exhibit A; (vi) any claim or right I may have under Exhibit A; or (vii) any claim that is not otherwise waivable under applicable law.

In addition, I understand that nothing herein shall prevent me from filing a charge or complaint with the Equal Employment Opportunity Commission or similar federal or state agency or my ability to participate in any investigation or proceeding conducted by such agency; provided, however, that I am waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent I receive any personal or monetary relief in connection with any such charge, complaint, investigation, or proceeding, the Company will be entitled to an offset for the payments made pursuant to Paragraph 2 of the Agreement. Nothing herein limits my right to receive an award from any self-regulatory authority or a government agency or entity that provides awards for providing information relating to a potential violation of law.

I further understand that nothing herein shall prohibit me restrict me from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, "Governmental Authorities") regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to me individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nor does Exhibit A require me to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that I have engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to my attorney in relation to a lawsuit for retaliation against me for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

By signing Exhibit A, I understand and acknowledge that:

a)The Company advises me to consult with an attorney before signing Exhibit A;

b)I have obtained independent legal advice from an attorney of my own choice with respect to Exhibit A, or I have knowingly and voluntarily chosen not to do so;

c)I freely, voluntarily, and knowingly entered into Exhibit A after due consideration;

d)I have had a minimum of twenty-one days to review and consider Exhibit A;

e)I agree that changes to the Company's offer contained in the Agreement or Exhibit A, whether material or immaterial, will not restart the twenty-one day consideration period provided for in Paragraph (d) above;

f)I have a right to revoke Exhibit A by notifying Joanne Valente, Vice President and Chief Human Resources Officer, in writing, via electronic mail (to Jvalente@allegromicro.com), within seven days of my execution of Exhibit A;

g)In exchange for my waivers, releases, and commitments set forth herein, including my waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits, and other considerations that I am receiving pursuant to the Agreement exceed any payment, benefit, or other thing of value to which I would otherwise be entitled, and are just and sufficient consideration for the waivers, releases, and commitments set forth herein; and

h)No promise or inducement has been offered to me, except as expressly set f01ih herein and in the Agreement, and I am not relying upon any such promise or inducement in entering into Exhibit A. My employment remains at-will and Exhibit A does not confer upon me any right or obligation to continue in the employ of the Company for any period of time.

Exhibit A shall become effective upon the expiration of the seven-day revocation period described above. I understand and acknowledge that no payments will be made and no benefits will be provided to me until I have executed the Agreement and Exhibit A and both seven-day revocation periods have expired without revocation by me.

Exhibit A incorporates by reference, as if set forth fully herein, all terms and conditions of the Agreement between the Company and me, including the recitation of consideration provided by the Company. By signing Exhibit A, I waive, release and forever discharge any and all claims that may have arisen through the date of my execution of Exhibit A. It is not my intention to otherwise change, alter or amend any of the terms and conditions of the Agreement, for which I received adequate consideration, and which Agreement remains in full force and effect. I acknowledge and agree that I continue to be bound by the terms and conditions of the Agreement.

l understand and acknowledge that l will execute and return Exhibit A upon the close of business on December 17, 2021, the Separation Date.

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

/s/ Christopher Brown
Christopher Brown
Date: 12/17/21